Exhibit 77(c)

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

A Special Meeting of shareholders of the Portfolio was held on March 27, 2002 to vote on

     1.   Approval  of  a  new  Investment   Management  Agreement  between  the
          Portfolio  and  ING  Investments,   LLC  (For:  42,233,372;   Against:
          828,033);

     2. Approval of new Sub-Advisory Agreement between ING Investments, LLC and Aeltus Investment Management, Inc. (For: 41,876,912; Against:
          1,017,820);

     3.   Approval  of  Amended  and   Restated   Declaration   of  Trust  (For:
          41,486,464; Against: 1,570,282); and

     4. Approval of new Administration Agreement with ING Funds Services, LLC (For: 42,136,166; Against: 974,936).